Exhibit 99.B.p.(ii)

Hartford Investment Management Company “HIMCO”

Code of Ethics

November 2009

Effective Date	November 2, 2009

Functional Applicability	All HIMCO Employees (see Section III below for definition - which includes all HIMCO employees as well as certain non-HIMCO employees, such as consultants, temporary and contract workers).

Approver	HIMCO CCO

Policy Owner	HIMCO Compliance - REG

Last Update	January 2008

Next Review Date	June 2010

A Message from Our President

“No one will question your integrity if your integrity is not questionable.”

– Nathaniel Bronner Jr.

An integral part of achieving our goal of becoming a World Class Asset Manager is a commitment, as a firm and as individuals, to ethics and integrity in all that we do. This commitment should permeate our conversations, inform our decisions, and guide our actions. We must always remember our fiduciary duty to act in the best interests of our clients.

Our industry is a heavily regulated one; every aspect of this company is subject to rules and regulations that require strict adherence. Failure to comply with regulatory requirements can subject HIMCO to serious consequences, not the least of which is damage to HIMCO’s and The Hartford’s reputations. Plus, it’s simply the right thing to do.

I speak for all members of our senior management team when I say that we take compliance very seriously. We urge you to do the same. Please work closely with members of our Compliance Department as they help you comply with the rules and regulations governing HIMCO’s activities.

Let’s continue to make every effort to ensure that we honor our ethical and regulatory obligations.

Thank You,

Greg McGreevey

President

Table of Contents

A Message from Our President		3
Table of Contents		4
I.	Overview	6
A.	Investment Adviser Code of Ethics	6
B.	Determination of Employee Category Status	7
C.	Consultants, Temporary and Contract Workers	7
II.	Standards of Business Conduct	8
III.	Definitions	10
IV.	Restrictions	13
A.	General Restrictions Applicable to all Supervised Persons	13
B.	Specific Investment Restrictions for Access Persons	15
(i)	Securities issued by The Hartford (“HIG Securities”)	15
(ii)	Transactions in Hartford Sponsored Mutual Funds	16
(iii)	Transactions in Closed-End Funds Managed by HIMCO	19
(iv)	Transactions in Non-Hartford Sponsored Regulated Funds	19
(v)	Non-Hartford 401k Plans, 403b Plans, 529 Plans in which Access Persons have a Beneficial Interest, Non-Hartford Employee Stock Purchase Plans (“Non-Hartford ESPPs”)	20
(vi)	Dividend Reinvestment Plans (“DRIPs”)	21
(vii)	Stock Certificates	22
(viii)	Initial Public Offerings (IPOs) of Equity Securities	22
(ix)	Private Placements	22
(x)	Exchange Traded Fund (ETFs)	22
(xi)	Short Sales	22
(xii)	Restricted List	23
(xiii)	Cross Trades	23
(xiv)	Options, Futures, and Foreign Exchange	23
(xv)	Blackout Period Restrictions	24
(xvi)	Sixty (60) Day Holding Period Requirement	24
(xvii)	Sixty (60) Day Holding Period Exemptions	25
(xviii)	Excessive Personal Trading	26
V.	Personal Trading Procedures	26
A.	SunGard Personal Trading Application (“SunGard PTA”)	26
B.	Designated Broker-Dealers	26
C.	Duplicate Confirmations and Account Statements	27
D.	Account Identification and Terminated Accounts	27
VI.	Pre-Clearance	28
A.	Pre-Clearance Requirements	28
B.	Pre-Clearance Procedures	29
VII.	Reporting and Certification Requirements	30
A.	Initial Personal Securities Accounts and Holdings Report	30
B.	Quarterly Transactions Report	31

C.	Annual Report of Accounts and Holdings	32
D.	Account Identification and Termination	33
VIII. Initial and Annual Certifications and Acknowledgments		34
IX.	Outside Business Activities, Gift And Entertainment, Political Contributions	34
A.	Outside Business Activities	34
B.	Gifts and Entertainment	36
C.	Rules for Dealing with Governmental Officials and Political Contributions	36
X.	Requests for Personal Trading Exemptions	36
A.	General Requests	36
XI.	Initial and Annual Compliance Training	37
XII.	Interpretation of this Code	37
A.	Confidentiality, Review of Information and Reports	37
XIII. The Investment Law Group will Monitor the Personal Trading Activities of the Compliance Department Personnel		37
XIV.	Violations of this Code of Ethics and Sanctions	38
XV.	Recordkeeping	38
XVI.	Related Policies and Procedures	39
XVII.	Regulatory Authority	39
XVIII.	Summary of Personal Investment Transactions Rules	39

HARTFORD INVESTMENT MANAGEMENT COMPANY

CODE OF ETHICS

I.              Overview

A.            Investment Adviser Code of Ethics

Hartford Investment Management Company (“HIMCO”) is a fiduciary and as such is obligated to act in the best interests of its clients. The fiduciary relationship mandates a duty of care and loyalty, and adherence to the highest standards of conduct and integrity. Accordingly, all Employees (see Section III below for definition - which includes all HIMCO employees as well as certain non-HIMCO employees, such as consultants, temporary and contract workers) must conduct themselves with integrity and must carry out their duties for the benefit of its clients.

HIMCO has adopted the following Code of Ethics (this “Code of Ethics” or this “Code”) under Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940.

Rules 204A-1 and 17j-1 require registered investment advisers to adopt and enforce a code of ethics. The rules are designed to prevent fraud and deceptive or manipulative conduct by reinforcing the fiduciary principles that govern the conduct of advisory firms and their Supervised Persons (see Section III below for definition).

In accordance with Rules 204A-1 and 17j-1, HIMCO’s Code of Ethics incorporates the following provisions:

•                  Standards of Business Conduct:  The Code establishes standards of conduct that are expected of HIMCO’s Supervised Persons and that reflect HIMCO’s fiduciary duties.  Supervised Persons must acknowledge, in writing, receipt of the Code and any amendments to the Code.

•                  Compliance with Federal Securities Laws:  The Code requires HIMCO’s Supervised Persons to comply with applicable federal securities laws.

•                  Personal Securities Reporting:  The Code requires certain Supervised Persons, called Access Persons (see Section III below for definition), to report their personal securities holdings and transactions.  This includes reporting personal securities holdings and transactions in HIG Securities and Hartford Sponsored Mutual Funds (see Section III below for definitions).

•                  Pre-Approval of Certain Transactions:  The Code requires Access Persons to pre-clear certain personal investments.

•                  Reporting of Code Violations:  The Code requires Supervised Persons to report, promptly, any violations of the Code, including personal violations and violations they believe others have committed, to HIMCO’s Chief Compliance Officer or to other designated persons.

This Code also sets forth the specialized rules for business conduct and guidelines for the personal investing activities generally required of HIMCO’s Employees.

A current copy of this Code is always available upon request from HIMCO’s Compliance Department (“Compliance” or the “Compliance Department”) and can be downloaded from the HIMCO intranet.

All Employees (see Section III below for definition - which includes all HIMCO employees as well as certain non-HIMCO employees, such as consultants, temporary and contract workers) are subject to this Code of Ethics.  Compliance with this Code is expected and violations of its provisions are taken seriously.  Employees must recognize that compliance with this Code is a condition of employment with HIMCO and that a serious violation of this Code or related policies may result in dismissal.

This Code supplements the Code of Ethics and Business Conduct adopted by The Hartford Financial Services Group, Inc. (“The Hartford”).  Each Employee must observe those policies, as well as abide by the additional principles and rules set forth in this Code.

B.                        Determination of Employee Category Status

Upon initial hire and from time to time (at least annually) thereafter, the Chief Compliance Officer (or his/her designee) shall determine the Code of Ethics category status (e.g. Supervised Person, Access Person, Investment Personnel (see Section III below for definition)) of each Employee.  Compliance will notify the Employee of any changes to his/her defined status.

These designations depend on the Employee’s job function and access to information.  Specific rules apply to each designation.  For example, the broadest title is Supervised Person (as a general matter, all Employees are considered Supervised Persons).  The next level is Access Person (HIMCO has determined that, subject to exceptions which may be made on a case-by-case basis by the Chief Compliance Officer or his/her designee, all Employees will at a minimum also be designated as Access Persons, other than certain consultants, temporary and contract workers, as discussed in Section I.C. below).  The last and most narrow category is Investment Personnel (HIMCO has determined that all portfolio managers, traders and analysts, and other Access Persons who work directly with portfolio managers in an assistant capacity and whose function relates to the making of any recommendations or executing such transactions, will be designated as Investment Personnel).

C.                  Consultants, Temporary and Contract Workers

Consultants, temporary, and contract workers may from time to time have access to HIMCO’s trading and/or client information.  Any supervisor (e.g., any Employee with hiring authority) seeking to hire a consultant, temporary or contract worker must, prior to the start date of such consultant, temporary or contract worker’s employment, notify Compliance (via e-mail using the @HIMCO Code of Ethics address or using the @HIMCO User Configuration Group set up process) and describe in writing the tasks and systems these individuals will be involved with, their proposed length of stay, and whether or not the individuals will be located on HIMCO premises.  For purposes of this Code, interns are considered a special category of Supervised Persons due to their short stay at HIMCO and their status as full-time students.

Based upon such description, the Chief Compliance Officer (or his/her designee) will determine the extent to which this Code applies to such consultant, temporary or contract worker.  Any consultants, temporary and contract workers who have (or are deemed to have) access to information regarding investment decisions, transactions, and holdings pertaining to Advisory Accounts will — subject to the exceptions noted below — generally be categorized as Access Persons and be subject to the requirements of this Code which are applicable to Employees and Access Persons.  Consultants, temporary and contract workers who do not have (and are not deemed to have) access to such information will be categorized solely as Supervised Persons, and — subject to the exceptions noted below - will be subject to the requirements of this Code which are applicable to Employees and Supervised Persons.

For all consultants, temporary and contract workers, and for interns, the following procedures (subject to any exceptions made on a case-by-case basis by the Chief Compliance Officer or his/her designee) will apply:

1.                                       any consultant, temporary or contract worker who has an anticipated stay of less than six (6) months and who would otherwise be categorized as an Access Person will be exempted from the requirement to maintain his or her Employee Related Accounts with Designated Broker-Dealers (see Section V.B. below) and from the Sixty (60) Day Holding Period requirement (see Section IV.B.(xvi) below), but will be subject to all other requirements imposed on Access Persons;

2.                                       any consultant, temporary or contract worker who has an anticipated stay of greater than six (6) months, or who attains six (6) months of employment under HIMCO’s supervisory control, will be deemed to have access to information regarding investment decisions, transactions and holdings pertaining to Advisory Accounts and will be categorized as an Access Person.  As such, he or she will be subject to all obligations of Access Persons under this Code, including without limitation maintaining his or her Employee Related Accounts with Designated Broker-Dealers (see Section V.B. below) and adhering to the Sixty (60) Day Holding Period requirement (see Section IV.B.(xvi) below);

3.                                       any consultant, temporary or contract worker who is primarily employed by a firm in the financial services industry, who is already subject to a code of ethics (or its equivalent) adopted by such firm, and who would otherwise be categorized as an Access Person, will generally, upon Compliance’s satisfactory review of such firm’s code of ethics (or its equivalent) and upon such firm’s agreement to provide Compliance with such individual’s quarterly trade activities, be subject to a modified Access Person regime.  Under such regime, Compliance will review such individual’s trading activity on a quarterly basis to confirm that there were no violations of HIMCO’s Restricted List (see Section IV.B.(xii) below) nor the One Day Blackout Period Restriction (see Section IV.B.(xv) below);

4.                                       all interns will be required to (a) sign The Hartford’s Confidentiality Agreement; (b) attend Compliance training; (c) complete a Compliance Certification and an Intern Questionnaire; (d) disclose to Compliance via e-mail any Employee Related Accounts; and (e) pre-clear with Compliance via e-mail any personal securities transactions, subject to the One Day Blackout Period Restriction (see Section IV.B.(xv) below) and the Restricted List (see Section IV.B.(xii) below).

These procedures reflect Compliance’s determination that it is unreasonable to require consultants, temporary and contract workers to move their Employee Related Accounts to Designated Broker-Dealers or to adhere by the Sixty (60) Day Holding Period requirement unless the consultant, temporary or contract worker in question has an anticipated stay of greater than six (6) months or attains six (6) months of employment at HIMCO.  They also reflect Compliance’s determination that it is unreasonable to require a consultant, temporary or contract worker who is primarily employed by a firm in the financial services industry and already subject to such firm’s code of ethics (or the equivalent) to try and comply with two potentially conflicting codes.

II.                                     Standards of Business Conduct

HIMCO is a fiduciary and as such is obligated to act in the best interests of its clients, including but not limited to, registered and non-registered investment companies, institutional clients (including affiliated accounts), employee benefit trusts, funds organized outside the U.S., individuals, and other types of investment advisory accounts.

The fiduciary relationship mandates a duty of care and loyalty, and adherence to the highest standards of conduct and integrity. Accordingly, all Employees must conduct themselves with integrity and must carry out their duties for the benefit of Advisory Accounts (see Section III below for definition) at all times.  Consistent with this fiduciary duty, the interests of HIMCO’s clients take priority over the investments of HIMCO and its Employees.

All Employees must conduct themselves in a manner consistent with the requirements and procedures set forth in this Code, and are expected to act with the utmost integrity in all of their business and personal trading activities.

•                  At all times the interests of HIMCO’s clients must come first. HIMCO must minimize or manage any conflict, or appearance of conflict, between the self-interest of any Employee, HIMCO, The Hartford, its shareholders and/or any of HIMCO’s clients.(1)

•                  Employees must never improperly use their position with HIMCO, or The Hartford, for personal or private gain to themselves, their family, or any other person.

•                  All personal securities transactions should be conducted consistent with applicable law and regulations and the general principles set forth in this Code and in such a manner as to minimize or manage any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

It is of utmost importance that personal securities transactions be conducted in a manner consistent with both the letter and spirit of this Code to ensure the avoidance of any such conflict of interest.

A principal purpose of this Code is to ensure that, in connection with his or her personal trading or otherwise, no Employee shall commit any of the following acts with respect to an Advisory Account:

•                  To employ any device, scheme or artifice to defraud;

•                  To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;

•                  To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

•                  To engage in any manipulative practice.

Further, all Employees are required to comply with all Federal Securities Laws.

If an Employee has any doubt as to the appropriateness of any activity, believes he or she has violated this Code, or becomes aware of a violation of this Code by another Employee, he or she should consult the Chief Compliance Officer.

(1) The rules herein cannot anticipate all situations which may involve a possible conflict of interest.  If an Employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to Compliance prior to executing any such transaction.

III.                                 Definitions

Unless otherwise defined herein, all capitalized terms used within this Code shall have the following meanings (and all references to the singular also include the plural, and vice versa):

“Access Person” is a term that HIMCO defines as all Employees (other than certain consultants, temporary and contract workers, and interns, as discussed in Section I.C. above), because they have (or are deemed to have) access to information regarding investment decisions, transactions, and holdings pertaining to Advisory Accounts.

Access Persons are further defined as follows:

(i)             Officers and directors of HIMCO;

(ii)          Persons in a control relationship (as defined in Section 2(a)(9) of the Investment Company Act of 1940) to HIMCO who obtain information concerning investment recommendations made on behalf of any Advisory Account.  Compliance will periodically identify persons (other than those persons already included as Access Persons) who are considered to be in such a control relationship to HIMCO, identify them as Access Persons, and provide them with notice of their status as Access Persons;

(iii)       Any other person who has responsibilities related to HIMCO’s investment advisory business or has frequent interaction with Access Persons or Investment Personnel as determined by Compliance (including but not limited to certain temporary employees, contract workers and consultants, as discussed in Section I.C. above); and

(iv)      All Employees of HIMCO or The Hartford who are directly involved in HIMCO’s business activities or located within HIMCO’s facilities, regardless if they ultimately directly or indirectly report to the President of HIMCO.

Notwithstanding the foregoing, the Chief Compliance Officer (or his/her designee) may make exceptions on a case-by-case basis for certain Employees (including officers and directors of HIMCO) who do not have and who are not deemed to have access to information regarding investment decisions, transactions, and holdings pertaining to Advisory Accounts.

“Advisory Account” means any account for which HIMCO is the investment adviser, sub-adviser, or collateral manager and may include (but is not limited to) registered and non-registered investment companies, institutional clients (including affiliated accounts), employee benefit trusts, funds organized outside the U.S., individuals, and other types of investment advisory accounts.

“Beneficial Interest” An Access Person is considered to have a Beneficial Interest in any transaction where the Access Person has the opportunity to directly or indirectly profit or share in the profit derived from the Securities transacted in an Employee Related Account.

“Blackout Period Restrictions” is defined in Section IV.B.(xv) below.

“Code” or “Code of Ethics” is defined in Section I.A. above.

“Compliance” or “Compliance Department” is defined in Section I.A. above.

“Designated Broker-Dealers” are those broker-dealers that are from time to time approved by HIMCO and that may electronically send data feeds to HIMCO or SunGard PTA (see Section V.B. below for further information).  The data feeds include brokerage account information and trade confirmations for Employee Related Accounts.

“Dividend Reinvestment Plan” or “DRIP” is defined in Section IV.B.(vi) below.

“Employee” means all HIMCO employees (including Supervised Persons, Access Persons, and Investment Personnel) as well as certain non-HIMCO employees, such as consultants, temporary and contract workers, who from time to time are subject to this Code of Ethics (see Section I.C. and the definition of “Access Person” above).

“Employee Related Account” of any Employee shall mean:

                                                                        (i)                    Accounts owned by an Employee in his or her name, including but not limited to brokerage accounts, 401k accounts, ESPP accounts, Deferred Compensation Plan accounts and employee stock option accounts;

(ii)                                                          Accounts in which the Employee, or any of the Employee’s Immediate Family Members, have a Beneficial Interest, including accounts such as a 401k, IRA, family trust or family partnership;

(iii)                                                       Accounts (including but not limited to joint brokerage accounts, corporate accounts, trust accounts, power of attorney, custodianships, and executorships, but excluding Advisory Accounts) over which the Employee, or any of the Employee’s Immediate Family Members, exercises investment discretion or direct or indirect influence or control.

For purposes of this Code there is a presumption that an Access Person can influence or control accounts held by any of his or her Immediate Family Members.

“ESPP” means The Hartford’s Employee Stock Purchase Plan.

“Exchange Traded Funds (ETFs)” for purposes of this Code, all shares of ETFs are treated as shares of common stock and the term “ETFs” includes closed-end ETFs, ETFs organized as open-end management investment companies, and ETFs that are unit investment trusts.

“Federal Securities Laws” means the Securities Act of 1933, Securities Exchange Act of 1934, Sarbanes-Oxley Act of 2002, Investment Company Act of 1940, Investment Advisers Act of 1940, title V of the Gramm-Leach-Bliley Act, rules adopted by the Securities and Exchange Commission (“SEC”) under these laws, certain provisions of the Bank Secrecy Act applicable to registered investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“529 Plans” is defined in Section IV.B.(ii) below.

“Hartford Black-Out Rule” is defined in Section IV.B.(i) below.

“Hartford Sponsored Mutual Fund” means any registered open-end investment company that HIMCO advises or sub-advises or which is sponsored by The Hartford or an affiliate.

“HIG Securities” is defined in Section IV.B.(i) below.

“HIMCO” is defined in Section I.A. above.

“Immediate Family Member” means, with respect to any Employee: (i) any of the Employee’s spouse, domestic partner, children, step-children, and other relatives, such as grandchildren, parents, step-parents, grandparents, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, who (ii) reside in the same household as the Employee.

“Index” means an unmanaged pool of securities intended to measure changes in the economy or in financial markets or a market segment.

“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (e.g., the first sale of stock by a private company to the public).  For the avoidance of doubt, an Initial Public Offering does not include an issuance of shares in a registered open-end or closed-end investment company.

“Investment Personnel” or “Investment Person” includes all of HIMCO’s portfolio managers, traders and research analysts (and other Access Persons who work directly with portfolio managers in an assistant capacity and whose function relates to the making of any recommendations or executing such transactions).  All Investment Personnel are also considered “Access Persons” for purposes of this Code.  Investment Personnel occupy a comparatively sensitive position, and thus, additional rules outlined herein apply to such individuals.

“Managed Account” means any Employee Related Account that is managed or held by a broker-dealer, bank, futures commission merchant, investment adviser, commodity trading adviser, or trustee over which the related Access Person (or any Immediate Family Member of the Access Person) (1) does not exercise investment discretion, (2) has no notice of transactions prior to execution, and (3) otherwise has no direct or indirect influence or control, in each case as reasonably determined by Compliance from time to time.  Managed Accounts are managed under the exclusive direction of an outside money manager (not necessarily a Designated Broker-Dealer). No account will be deemed to be a Managed Account until Compliance determines that the account satisfies the aforementioned requirements.  Access Persons with Managed Accounts must provide Compliance with a copy of the legal document or agreement in place with their discretionary adviser that clearly states full control has been granted to such adviser.  Compliance will not designate an account as “managed” until such documentation has been provided to Compliance and Compliance has determined that the documentation provided clearly shows that the account meets the requirements stated above.  Transactions inside a Managed Account are exempt from pre-clearance, black-out period, sixty (60) day holding period requirements, initial and annual holdings reporting and quarterly transactions reporting.

 “Non-Hartford ESPP” is defined in Section IV.B.(v) below.

“Non-Hartford Plans” is defined in Section IV.B.(v) below.

“Non-Hartford Sponsored Mutual Fund” means any SEC registered open-end investment company which is neither advised nor sub-advised by HIMCO and which is not sponsored by The Hartford or an affiliate.

“Non-Hartford Sponsored Regulated Fund” means any Regulated Fund which is neither advised nor sub-advised by HIMCO and which is not sponsored by The Hartford or an affiliate.

“Permitted Currencies” means certain foreign currencies that will from time to time be identified by Compliance, and will be maintained on Compliance’s Sharepoint site and on SunGard PTA.

“Permitted ETFs” means certain broad-based ETFs that will from time to time be identified by Compliance, and will be maintained on Compliance’s Sharepoint site and on SunGard PTA.

“Private Placement” means an offering of securities which are not registered under the Securities Act of 1933.  Private Placements may include offerings of interests in limited partnerships, or the securities of private companies, and certain issuances, such as PIPES, of public companies.

“Regulated Fund” means any investment company registered under the Investment Company Act of 1940, or any investment fund that is subject to similar regulation in another jurisdiction.

“Securities” means equity or debt securities, derivatives of securities (such as options, warrants and depositary receipts), foreign exchange contracts, futures contracts (including financial and commodities futures), physical commodities, securities indices (a portfolio representing a portion of a particular market), ETFs, government and municipal bonds and similar government guaranteed instruments, including options and futures thereon, but does not include: bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities, and high quality short-term debt instruments.  “High quality short-term debt instrument” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (NRSRO) or which is unrated but is of comparable quality.

“SunGard PTA” means the application that is used to administer compliance with this Code.

“Supervised Persons” means all persons subject to HIMCO’s supervision and control, including all employees of HIMCO, directors, officers (or other persons occupying a similar status or performing similar functions), other persons who provide advice on behalf of HIMCO, and temporary personnel, contract workers and consultants, and interns.

“The Hartford” is defined in Section I.A. above.

IV.                                Restrictions

For purposes of this Code, the following restrictions, prohibitions and requirements are applicable to all Securities transactions for any Employee Related Accounts.

A.                        General Restrictions Applicable to all Supervised Persons

The following general restrictions are applicable to all Supervised Persons (note that all Employees are categorized as Supervised Persons for purposes of this section of the Code):

(i)             The Basic Policy:  Supervised Persons have a personal obligation to conduct their investing activities and related Securities transactions lawfully and in a manner that minimizes or manages actual or potential conflicts between their own interests and the interests of HIMCO and its clients.

Supervised Persons must carefully consider the nature of their HIMCO responsibilities - and the type of information that they might be deemed to possess in light of any particular Securities transaction - before engaging in that transaction.  Investment opportunities must be offered first to Advisory Accounts before Supervised Persons may act on them.

(ii)          Material Nonpublic Information; Rumors:  Supervised Persons in possession of material nonpublic information about or affecting Securities or their issuer are prohibited from buying or selling such Securities for their Employee Related Accounts or advising any other person (other than certain Advisory Accounts) to buy or sell such Securities.  Moreover, Employees may not spread any rumors or misinformation that they know to be false or misleading, or comment on a particular security or issuer without a good faith basis for doing so.  This includes rumors of a sensational nature that might reasonably be expected to affect market conditions.   Specific reference is made to HIMCO’s Receipt and Use of Confidential Information, Material Non-Public Information, and Insider Trading Policy & Procedures, which is accessible on the HIMCO intranet and which applies to client transactions as well as to personal transactions.

(iii)       Front Running:  Supervised Persons are prohibited from buying or selling Securities or other instruments in their Employee Related Accounts so as to benefit from the Supervised Person’s knowledge of HIMCO’s or an Advisory Account’s impending trading positions, plans or strategies, or forthcoming research recommendations by HIMCO’s internal research staff.

(iv)      Conflicts of Interest:  Supervised Persons must always act to avoid any actual or potential conflict of interest between their HIMCO duties and responsibilities and their personal investment activities.

(v)         Market Manipulation:  Supervised Persons are not permitted to buy or sell a Security (including foreign currencies or futures contracts) for their Employee Related Accounts while in possession of information regarding orders being entered or about to be entered for any Advisory Account.  Supervised Persons are not permitted to time transactions in Employee Related Accounts to take advantage of possible market action caused by transactions in Advisory Accounts.

(vi)      Prohibition on Market Timing and Late Day Trading:  Supervised Persons are prohibited from attempting to gain advantageous net asset values for shares of mutual funds by purchasing or redeeming shares at times when they believe subsequent valuations will be made to securities traded on markets which close earlier than the time of net asset value calculation for such funds.

(vii)   Confidentiality:  Information acquired in connection with a Supervised Person’s employment by HIMCO, including information regarding actual or contemplated investment decisions, portfolio composition, research, research recommendations, HIMCO activities, or client interests, is confidential and may not be used in any way that might be contrary to, or in conflict with the interests of HIMCO’s clients or HIMCO itself.  Access Persons are reminded that certain clients have specifically required that their relationship with HIMCO be treated confidentially.

Supervised Persons must not divulge contemplated or completed securities transactions or trading strategies of HIMCO clients to any person, except as required by the performance of such person’s duties and only on a need-to-know basis.

Specific reference is made to HIMCO’s Portfolio Holdings Disclosure Policy & Procedures, which is accessible on the HIMCO intranet and which addresses the appropriate and authorized disclosure of an Advisory Account’s portfolio holdings.

Also, specific reference is made to HIMCO’s Receipt and Use of Confidential Information, Material Non-Public Information, and Insider Trading Policy & Procedures, which is accessible on the HIMCO intranet and which applies to client transactions as well as to personal transactions.

(viii)         Regardless of whether a transaction is specifically prohibited in this Code of Ethics, a Supervised Person may not engage in any personal securities transaction that: (1) impairs his or her ability to carry out assigned duties or (2) increases the possibility of an actual or apparent conflict of interest.

B.                        Specific Investment Restrictions for Access Persons

Additional rules that apply to Securities transactions by Access Persons, including the requirement to pre-clear certain Securities transactions for Employee Related Accounts and rules regarding how Employee Related Accounts must be maintained, are described in more detail below.  In addition to the specific Security types discussed in this section, see Section XVIII below (Summary of Personal Investment Transaction Rules) for a detailed list of the specific investment restrictions applicable to transactions in particular Securities.

(i)             Securities issued by The Hartford (“HIG Securities”)

Access Persons are prohibited from trading in HIG Securities if they possess material, non-public information about The Hartford or any of its affiliated entities.

Except as otherwise provided herein, all transactions in HIG Securities (including but not limited to equities, fixed income, options, futures or other derivatives) are subject to the following requirements, regardless of the size of the transaction: (a) pre-clearance; (b) a sixty (60) day holding period; (c) the blackout period restrictions discussed in Section IV.B.(xv) below; (d) blackout restrictions from time to time established by The Hartford which prohibit the purchase or sale of HIG Securities for designated periods of time (the “Hartford Black-Out Rule”); and (e) initial and annual holdings reporting and quarterly transaction reporting.

The Hartford Employee Stock Purchase Plan (ESPP)

Access Persons must notify Compliance, within ten (10) business days of joining the The Hartford’s Employee Stock Purchase Plan (the “ESPP”), of the opening of the associated Employee Related Account.  Such notification shall be made through SunGard PTA, in accordance with the procedures specified in Section VII.D. below for “Account Identification and Termination”, with the additional requirement that the Access Person include the notation “ESPP” in the account description field.  Once an Access Person obtains an account number for the Fidelity Account that holds their ESPP, Compliance will also ask the Access Person to submit a completed Fidelity ECR form (available from Compliance) to Compliance in order to allow an electronic feed of investments made pursuant to the ESPP to be sent to HIMCO or SunGard PTA.  Notwithstanding the foregoing, participation (including both the initial decision to participate and any subsequent changes in an Access Person’s level of participation) in the ESPP is not subject to pre-clearance.

All shares held under the ESPP must be included in an Access Person’s initial and annual holdings reporting, but the automated purchases of shares made under the ESPP are exempt from quarterly transaction reporting.  Please note that for annual holdings reporting, Access Persons should report the number of shares listed on their end of year statement.

All sales of shares purchased under the ESPP are subject to: (a) pre-clearance; (b) a sixty (60) day holding period; (c) the blackout period restrictions discussed in Section IV.B.(xv) below; (d) the Hartford Black-Out Rule; and (e) quarterly transactional reporting, provided that, no more than one (1) time per offering period, shares purchased under the ESPP may be sold without regard to whether the sixty (60) day holding period has been satisfied.  For all other sales, the sixty (60) day holding period is measured from the date of the most recent purchase of shares under the ESPP (the assumption is a last in, first out (LIFO) order of transaction).

Upon an Access Person’s submission of a completed Fidelity ECR form, an electronic feed of all investments made pursuant to the ESPP will be sent to HIMCO or SunGard PTA, Access Persons will not be required to manually input their holdings or transactions for such investments into SunGard PTA, and will only be required to affirm that the holdings and transactions displayed on the Access Person’s reporting screen in SunGard PTA is accurate (or to modify the holdings or transactions as appropriate).  Until such electronic feeds are in place, however, Access Persons must manually enter their holdings and sales into SunGard PTA.

The Hartford Corporate Insiders

The Hartford has designated certain (and may from time to time designate additional) Access Persons as Preclearance Insiders or Quarterly Report Insiders.  These individuals are designated as “insiders” based on their job function and potential access to material non-public information, and are notified by The Hartford of their corporate insider status.  As a result they are subject to greater SEC scrutiny.  The Hartford has implemented additional trading and reporting requirements applicable to these individuals and The Hartford’s Corporate Compliance area administers the additional surveillance of their activities.

(ii)          Transactions in Hartford Sponsored Mutual Funds

Rule 204A-1 requires Access Persons to report transactions in shares of mutual funds advised by the Access Person’s employer or an affiliate, and is designed to help advisers identify abusive trading by personnel with access to information about a mutual fund’s portfolio.

In addition, the SEC has clearly articulated that advisers are required to take adequate steps to detect and deter short-term trading of mutual funds by their portfolio managers and other investment professionals who have access to non-public information regarding, among other things, current portfolio holdings, valuations and transactions not readily available to all shareholders of such mutual funds.

Access Persons may acquire Beneficial Interests in Hartford Sponsored Mutual Funds through several investment vehicles including but not limited to The Hartford’s 401k plan, The Hartford deferred compensation plan, college savings plans (“529 Plans”), IRAs, variable annuity and life products, and direct investments in Hartford Sponsored Mutual Funds.  Many of these vehicles allow for automatic investments through salary deductions.

Except as otherwise provided herein, the following restrictions and requirements apply to all direct investments in Hartford Sponsored Mutual Funds in which an Access Person has a Beneficial Interest:

Compliance with Prospectus:  All transactions in Hartford Sponsored Mutual Funds must be in accordance with the policies and procedures set forth in the Prospectus and Statement of Additional Information for the relevant fund.  This includes but is not limited to the fund’s policies and procedures relating to short term trading and forward pricing of mutual fund securities.

Pre-clearance of Transactions in Hartford Sponsored Mutual Funds is Required:  Except as noted in IV B.(ii)(a), (b) and (c) below, all purchases and sales of Hartford Sponsored Mutual Funds must be pre-cleared.  Pre-clearance authorizations will be effective only for the day on which permission is granted and will generally be granted after there is a certification by the Access Person that he or she is not in possession of non-public information that, if publicly known, would likely have a material effect on the net asset value per share of the relevant fund at the time of the trade (material for this purpose means one cent or more per share).

For purposes of direct investments in Hartford Sponsored Mutual Funds, the effectiveness of a pre-clearance authorization is measured against the date on which irrevocable action is taken to initiate the transaction (e.g., mailing a completed application or payment check, providing instructions on the www.hartfordinvestor.com website, making a phone call, etc.), and not necessarily the date on which the transaction is consummated.

Sixty (60) Day Holding Period:  Except as noted in IV B.(ii)(a), (b) and (c) below, all Access Persons must hold their investments in Hartford Sponsored Mutual Funds for a minimum of sixty (60) calendar days.  The sixty (60) day holding period is measured from the date of the most recent purchase of shares of the relevant Hartford Sponsored Mutual Fund (the assumption is a last in, first out (LIFO) order of transactions).

Reporting Requirements:

Access Persons must provide initial and annual holdings reporting and quarterly transaction reporting for each Employee Related Account and each underlying Hartford Sponsored Mutual Fund.  Except for investments and transactions within The Hartford’s 401k plan and deferred compensation plan, Access Persons must manually enter their holdings and transactions into SunGard PTA.

Exceptions:

Notwithstanding the foregoing, (a) automatic salary deduction plans, (b) automatic redemption plans, and (c) investments in Hartford Sponsored Mutual Funds which are money market funds or short-term bond funds are, as applicable, afforded the following exemptions from the foregoing restrictions and requirements:

(a)    Automatic Salary Deduction Plans

(i)  The Hartford’s 401k Plan and Automatic Salary Deduction Plans Effected Through a Designated Broker-Dealer: For The Hartford’s 401k plan and for any automatic salary deduction plan effected through a Designated Broker-Dealer, participation in the plan (including the initial decision to participate in the plan, any subsequent changes in an Access Person’s level of participation under the plan, and any changes in allocations to various Hartford Sponsored Mutual Funds available under the plan) is not subject to pre-clearance and is only subject to the requirement that the Access Person notify Compliance, within ten (10) business days of joining the plan, of the opening of the associated Employee Related Account.  Such notification shall be made through SunGard PTA, in accordance with the procedures specified in Section VII.D. below for “Account Identification and Termination”.

In addition, for The Hartford’s 401k plan and for any automatic salary deduction plan effected through a Designated Broker-Dealer, directed trades (i.e., all transactions other than the automated purchase of shares of Hartford Sponsored Mutual Funds under the plan, changes in the level of participation under the plan, or changes in allocations to various Hartford Sponsored Mutual Funds available under the plan — in this regard, an example of a directed trade would be rebalancing a plan by exchanging shares in one Hartford Sponsored Mutual Fund for shares in another Hartford Sponsored Mutual Fund) are exempted from pre-clearance and from the sixty (60) day holding period requirement, but remain subject to quarterly transaction reporting.  Employees are still required to act consistent with applicable law and regulations and the general principles set forth in this Code and in such a manner as to minimize any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

                (ii)  Automatic Salary Deduction Plans Not Effected Through a Designated Broker Dealer:  For automatic salary deduction plans which are not effected through a Designated Broker-Dealer (an example would be an automatic salary deduction plan effected through a direct investment in Hartford Sponsored Mutual Funds, where no associated Employee Related Account is opened), participation in the plan (including the initial decision to participate in the plan, any subsequent changes in an Access Person’s level of participation under the plan, and any changes in allocations to various Hartford Sponsored Mutual Funds available under the plan) is not subject to pre-clearance and is only subject to the requirement that the Access Person notify Compliance, within ten (10) business days of joining the plan, of the opening of the associated Employee Related Account.  Such notification shall be made through SunGard PTA, in accordance with the procedures specified in Section VII.D. below for “Account Identification and Termination”.

In addition, all directed trades (i.e., all transactions other than the automated purchase of shares of Hartford Sponsored Mutual Funds under the plan, changes in the level of participation under the plan, or changes in allocations to various Hartford Sponsored Mutual Funds available under the plan — in this regard, an example of a directed trade would be rebalancing a plan by exchanging shares in one Hartford Sponsored Mutual Fund for shares in another Hartford Sponsored Mutual Fund) under such a plan are subject to: (a) pre-clearance, (b) a sixty (60) day holding period, and (c) quarterly transaction reporting.  The sixty (60) day holding period is measured from the date of the most recent purchase of shares under the plan (the assumption is a last in, first out (LIFO) order of transaction).

All shares of Hartford Sponsored Mutual Funds held under an automatic salary deduction plan, irrespective of whether held under The Hartford’s 401k plan, under a plan which is effected through a Designated Broker-Dealer, or under a plan which is not effected through a Designated Broker-Dealer, must be included in an Access Person’s initial and annual holdings reporting, but the automated purchases of shares made under the plan are exempt from quarterly transaction reporting.

(b)           Automatic Redemption Plans

(i) Automatic Redemption Plans Effected Through a Designated Broker—Dealer:  For automatic redemption plans (such as automated redemptions of shares of Hartford Sponsored Mutual Funds made from a 529 Plan) effected through a Designated Broker-Dealer, all directed trades (i.e., all transactions other than the automated redemptions of shares of Hartford Sponsored Mutual Funds under the plan or changes in the scheduled redemptions made under the plan) under such a plan are exempted from pre-clearance and from the sixty (60) day holding period, but remain subject to quarterly transaction reporting.

Participation in the plan (including both the initial decision to participate and any subsequent changes in an Access Person’s level of participation) is also not subject to pre-clearance and is only subject to the requirement that, if the Employee Related Account to which the automatic redemption plan pertains has not previously been disclosed to Compliance, the Access Person notify Compliance, within ten (10) business days of joining the plan, of the opening of the associated Employee Related Account.  Such notification shall be made through SunGard PTA, in accordance with the procedures specified in Section VII.D. below for “Account Identification and Termination”.

 (ii) Automatic Redemption Plans Not Effected Through a Designated Broker—Dealer:  For automatic redemption plans which are not effected through a Designated Broker-Dealer, all directed trades (i.e., all transactions other than the automated redemptions of shares of Hartford Sponsored Mutual Funds under the plan or changes in the scheduled redemptions made under the plan) under such a plan are subject to: pre-clearance; a sixty (60) day holding period; and quarterly transaction reporting.  The sixty (60) day holding period is measured from the date of the most recent purchase of shares under the plan (the assumption is a last in, first out (LIFO) order of transaction).

Participation in the plan (including the initial decision to participate in the plan, any subsequent changes in an Access Person’s level of participation under the plan, and any changes in allocations to various Hartford Sponsored Mutual Funds available under the plan) is not subject to pre-clearance and is only subject to the requirement that the Access Person notify Compliance, within ten (10) business days of joining the plan, of the opening of the associated Employee Related Account.  Such notification shall be made through SunGard PTA, in accordance with the procedures specified in Section VII.D. below for “Account Identification and Termination”.

Automated redemptions of shares of Hartford Sponsored Mutual Funds under an automatic redemption plan, irrespective of whether redeemed under a plan effected through a Designated Broker-Dealer or under a plan which is not effected through a Designated Broker-Dealer, are exempt from the sixty (60) day holding period requirement.  In addition, although shares of Hartford Sponsored Mutual Funds held as part of an automatic redemption plan must be included in an Access Person’s initial and annual reporting of holdings, the automated redemptions of shares made under the plan are exempt from quarterly transaction reporting.

(c)       Investments in Money Market Funds or Short-Term Bond Funds - Hartford Sponsored Mutual Funds which are either money market funds or short-term bond funds are exempt from both the pre-clearance requirement and the sixty (60) day holding period requirement.  These types of investments are still subject to initial and annual holdings reporting and quarterly transactions reporting.  For purposes of this Code, short-term bond funds are defined as bond funds with the words “Short-Term” in their name.

(iii)       Transactions in Closed-End Funds Managed by HIMCO

Closed-End Funds Managed By HIMCO Prohibited:  Access Persons are not permitted to acquire a Beneficial Interest in closed-end funds managed by HIMCO (e.g., The Hartford Income Shares Fund and Montgomery Street Income Shares Fund) due to potential regulatory filing obligations.  The list of closed-end funds managed by HIMCO is located on the HIMCO intranet and on SunGard PTA.

(iv)      Transactions in Non-Hartford Sponsored Regulated Funds

Non-Hartford Sponsored Mutual Funds:

All transactions in Non-Hartford Sponsored Mutual Funds, irrespective of the investment vehicle utilized, are exempt from: (a) pre-clearance; (b) the sixty (60) day holding period requirement; (c) the blackout period restrictions discussed in Section IV.B.(xv) below, and; (d) quarterly transaction reporting.

Access Persons are required to provide initial and annual holdings reporting for all Non-Hartford Sponsored Mutual Funds in which they have a Beneficial Interest unless an exception applies.  Such holdings reporting should include the brokerage firm and account number where the fund shares are held, the name of the fund and the number of shares owned.

The exceptions to this reporting requirement include:

 (a)      “Non-Hartford Sponsored Mutual Fund Only” Employee Related Accounts - All “Non-Hartford Sponsored Mutual Fund Only” Employee Related Accounts (defined as Employee Related Accounts which, pursuant to the terms of the underlying account agreement, are only permitted to purchase and sell Non-Hartford Sponsored Mutual Funds) are exempt from the requirement set out in Section V.B. below that all Employee Related Accounts must be maintained with Designated Broker-Dealers.  Many brokerage firms offer such accounts.

For each such Employee Related Account, Access Persons must provide Compliance with initial disclosure of the account’s existence and must certify annually that the account can only purchase Non-Hartford Sponsored Mutual Funds (no other types of securities will be permitted, including ETFs).

•                  Access Persons will not be required to report the names of the Non-Hartford Sponsored Mutual Funds or the dollar amounts invested.

•                  Access Persons must simply report the name of the brokerage firm, the account number, the account type (i.e., individual, joint, managed account, etc.) and date established for each such Employee Related Account.

•                  If an Access Person has an Employee Related Account which is authorized to purchase securities other than Non-Hartford Sponsored Mutual Funds, then the account must be maintained with a Designated Broker-Dealer as contemplated by Section V.B. below.

 (b)      Non-Hartford Sponsored Mutual Fund Direct Investments - Non-Hartford Sponsored Mutual Funds purchased directly with the sponsor are exempt from the requirement set out in Section V.B. below that all Employee Related Accounts must be maintained with Designated Broker-Dealers.  For each such investment in which they have a Beneficial Interest, Access Persons must provide Compliance with initial and annual disclosure of the Employee Related Account’s existence.  Access Persons will not be required to report the names of the Non-Hartford Sponsored Mutual Funds or the dollar amounts invested.  Access Persons must simply identify the account as “Non Hartford Mutual Fund Only” and indicate the name of the mutual fund sponsor in SunGard’s comments field, the account number, and date established for each such Employee Related Account.

        Non-Hartford Sponsored Closed-End Funds

Because closed-end funds are traded on an exchange they are subject to restrictions more similar to those imposed on individual securities than on open-end mutual funds. Access Persons may acquire a Beneficial Interest in investments in closed-end funds (e.g., Non-Hartford Sponsored Regulated Funds which are closed-end funds), subject to: (a) pre-clearance; (b) a sixty (60) day holding period requirement; (c) the restricted list discussed in Section IV.B.(xii) below; (d) the blackout period restrictions discussed in Section IV.B.(xv) below; (e) initial and annual holdings reporting and quarterly transaction reporting; and (f) the requirement that the investment must be held in an Employee Related Account maintained with a Designated Broker-Dealer.

(v)         Non-Hartford 401k Plans, 403b Plans, 529 Plans in which Access Persons have a Beneficial Interest, Non-Hartford Employee Stock Purchase Plans (“Non-Hartford ESPPs”)

Access Persons may acquire a Beneficial Interest in Securities held through systematic investment plans that are established by other employers (i.e., a spouse’s 401k Plan, a child’s 529 Plan, or a Non-Hartford ESPP, referred to herein as “Non-Hartford Plans”).  In these cases, Access Persons must provide Compliance with initial and annual disclosure of the Non-Hartford Plans’ existence.   Employees need to only report the existence of the account, and not the names of the underlying Securities or the dollar amounts invested, and these accounts are exempt from the requirement set out in Section V.B. below that all Employee Related Accounts must be maintained with Designated Broker-Dealers.

Non-Hartford Plans That Allow for the Purchase of Hartford Sponsored Mutual Funds

However, in order to identify potential conflicts of interest, if the Non-Hartford Plans allow for the purchase of Hartford Sponsored Mutual Funds, then Access Persons may be required to provide Compliance with a copy of the quarterly statement for each such Non-Hartford Plan.  Employees with a Beneficial Interest in such plans may also be subject to such additional reporting obligations as the Chief Compliance Officer may from time to time determine are necessary.  Compliance will notify such Employees if such additional requirements are necessary.

Moreover, given their status as systematic investment plans, Non-Hartford Plans generally are not subject to: (a) pre-clearance; (b) a sixty (60) day holding period requirement; (c) the restricted list discussed in Section IV.B.(xii) below; (d) the blackout period restrictions discussed in Section IV.B.(xv) below; (e) initial and annual holdings reporting and quarterly transaction reporting; and (f) the requirement that the investment must be held in an Employee Related Account maintained with a Designated Broker-Dealer.  However, if a Non-Hartford Plan is self-directed and affords the Access Person discretion to freely trade Securities, then the Non-Hartford Plan will be subject to all of these requirements.

(vi)                             Dividend Reinvestment Plans (“DRIPs”)

Access Persons may acquire a Beneficial Interest in DRIPs (plans offered by a corporation allowing investors to periodically purchase shares, which plans may or may not contemplate the reinvestment of cash dividends), subject to: (a) pre-clearance (note that pre-clearance is only required for the initial decision to participate in the plan and is not required for each automated purchase of shares under the plan or for changes in the level of participation) and (b) notifying Compliance, within ten (10) business days of joining the plan, of the opening of the associated Employee Related Account.  For purposes of pre-clearance, the effectiveness of a pre-clearance authorization will be measured against the date on which application documents are submitted to the plan administrator, and not the date on which the application is ultimately acted upon by the plan’s administrator.  Any investment in a DRIP must be maintained with a Designated Broker-Dealer unless it is direct with the issuer.

All shares held under a DRIP must be included in an Access Person’s initial and annual holdings reporting, but automated purchases of shares made under the plan are exempt from quarterly transaction reporting.

All directed trades (e.g., all transactions other than the automated purchases of shares under the plan or changes in the level of participation) made under a DRIP are subject to: (a) pre-clearance; (b) a sixty (60) day holding period; (c) the restricted list discussed in Section IV.B.(xii) below; (d) the blackout period restrictions discussed in Section IV.B.(xv) below; and (e) quarterly transaction reporting.  The sixty (60) day holding period is measured from the date of the most recent purchase of shares under the plan (the assumption is a last in, first out (LIFO) order of transaction).

(vii)                          Stock Certificates

Transactions in equity Securities evidenced by stock certificates are subject to: (a) pre-clearance; (b) a sixty (60) day holding period; (c) the restricted list discussed in Section IV.B(xii) below and the blackout period restrictions discussed in Section IV.(xv) below; and (d) initial and annual holdings reporting and quarterly transaction reporting.  If a Beneficial Interest in stock certificates was acquired prior to January 1, 2008, the investment shall be exempt from the requirement set out in Section V.B. below that all Employee Related Accounts must be maintained with a Designated Broker-Dealer.

However, if a Beneficial Interest in stock certificates is acquired on or after January 1, 2008, the investment must be held in an Employee Related Account maintained with a Designated Broker-Dealer.

(viii)                       Initial Public Offerings (IPOs) of Equity Securities

Access Persons may not acquire a Beneficial Interest in any equity Security in an Initial Public Offering.

(ix)                               Private Placements

Access Persons may acquire Beneficial Interests in Private Placements (including private funds such as hedge funds), subject to: (a) pre-clearance; (b) a sixty (60) day holding period; (c) the restricted list discussed in Section IV.B(xii) below; (d) the blackout period restrictions discussed in Section IV.(xv) below; and (e) initial and annual holdings reporting and quarterly transaction reporting.  As noted in Section VI.B. below, upon approval of the transaction, pre-clearance authorizations for Private Placements will remain in effect for a reasonable period thereafter, not to exceed 90 days.

(x)                                  Exchange Traded Fund (ETFs)

Access Persons may acquire Beneficial Interests in ETFs, subject to: (a) pre-clearance; (b) a sixty (60) day holding period; (c) the restricted list discussed in Section IV.B(xii) below; (d) the blackout period restrictions discussed in Section IV.(xv) below; and (e) initial and annual holdings reporting and quarterly transaction reporting.

Notwithstanding the foregoing, Permitted ETFs are exempt from the pre-clearance requirement, the sixty (60) day holding period requirement and the blackout period restrictions.  Although there is no holding period requirement for Permitted ETFs, Access Persons are still bound by the prohibition against excessive personal trading described in IV.B.(xviii) below.  Excessive transactions in ETFs that raise a concern that the Employee’s personal trading may potentially interfere with his/her job performance may be discussed with the Employee’s supervisor.

(xi)                               Short Sales

Other than the following, short sales (including buying puts or selling calls), are prohibited for all Employee Related Accounts:

(a)   Access Persons may short Permitted ETFs.

(b)  Access Persons may short any Permitted Currencies.

(c)   Access Persons may buy a put and/or sell a call for a security that they already own long in order to engage in a hedging strategy.  The sixty (60) day holding period requirement does not apply to options purchased or sold as part of a hedging strategy.

Short sales that are allowed pursuant to Section IV.B(xi)(a) and (b) above are subject to: initial and annual holdings reporting and quarterly transaction reporting; but are exempt from pre-clearance, the restricted list discussed in Section IV.B(xii) below and the blackout period restrictions discussed in Section IV.(xv) below.  However, pre-clearance is required for buying puts and/or selling calls pursuant to IV.B(xi)(c) above, and these transactions are also subject to the restricted list discussed in Section IV.B(xii).

(xii)                            Restricted List

Access Persons are prohibited from buying or selling (for any Employee Related Account) any Securities that are included on HIMCO’s Restricted List or other applicable company-wide restricted lists.  Access Persons will be notified after submitting a preclearance request if the security they seek to buy or sell is on a restricted list.

(xiii)                         Cross Trades

Access Persons are not permitted to execute cross transactions: (a) between an Employee Related Account and an Advisory Account or (b) between the Employee Related Accounts of two different Access Persons.   Access Persons are also prohibited from transferring Securities between Employee Related Accounts of the same Access Person or from an Employee Related Account to a non-Employee Related Account without the prior written approval of the Chief Compliance Officer (or his/her designee).

(xiv)                        Options, Futures, and Foreign Exchange

Access Persons may acquire a Beneficial Interest in options, futures or securities purchased on a foreign exchange pursuant to the following requirements:

•                  Options or futures on Indices, ETFs or on specific Securities are subject to: (a) pre-clearance; (b) a sixty (60) day holding period requirement; (c) the restricted list discussed in Section IV.B(xii) above and the blackout period restrictions discussed in Section IV.(xv) below; and (d) initial and annual holdings reporting and quarterly transaction reporting.

•                  Options on Indices or specific Securities with expirations of less than 60 days are not permitted.

•                  Options or futures on Permitted ETFs will only be subject to initial and annual holdings reporting and quarterly transaction reporting, and will be exempt from pre-clearance, the restricted list discussed in Section IV.B(xii) above, the sixty (60) day holding period requirement and the blackout period restrictions discussed in Section IV.(xv) below.

•                  Foreign exchange trading transactions for any Permitted Currencies (consisting of transactions done for the purpose of trading in currency or of an investment nature, and not including foreign exchange transactions incidental and necessary for settling transactions in foreign securities or undertaken for consumer or travel purposes), are subject to initial and annual holdings reporting and quarterly transaction reporting, but are exempt from pre-clearance, the sixty (60) day holding period requirement, the restricted list discussed in Section IV.B(xii) above and the blackout period restrictions discussed in Section IV.(xv) below.

•                  Foreign exchange trading transactions in all other currencies are subject to (a) pre-clearance; (b) initial and annual holdings reporting and quarterly transaction reporting;  (c) the sixty (60) day holding period requirement; (d) the restricted list discussed in Section IV.B(xii) above and (e) the blackout period restrictions discussed in Section IV.(xv) below.

(xv)                           Blackout Period Restrictions

One Day Blackout Period Restrictions — For Access Persons

Access Persons may not effect the purchase or sale of a Security for an Employee Related Account (equity or fixed income or otherwise) on the same day on which any Advisory Account has a buy or sell order or has executed a trade for the same Security (e.g. the same CUSIP, SEDOL or ISIN) regardless of the direction, i.e. buy or sell.

Advisory Account trade activity will be the basis for a denial of a request for trading pre-clearance for the entire day. Pending Advisory Account orders will be the basis for a denial of a request for trading pre-clearance unless the entire order has been withdrawn.

Fourteen Day Blackout Restrictions - For Investment Personnel Only

In addition to the above,  Investment Personnel may not effect the purchase or sale of a Security for an Employee Related Account within seven calendar days before or seven calendar days after the same Security is traded (or contemplated to be traded) for an Advisory Account.  Please note that this restriction is specific to the types of securities purchased by an Investment Person’s business unit.  For example, an Investment Person whose business unit purchases fixed income securities is not subject to a fourteen day blackout based on the purchase of an equity security for an Advisory Account.  Similarly, an Investment Person whose business unit purchases equity securities is not subject to a fourteen day blackout based on the purchase of a fixed income security for an Advisory Account.

Exceptions from Blackout Period Restrictions

All S&P 100 equity securities are exempted from the foregoing Blackout Period Restrictions.  In addition, see Section XVIII below (Summary of Personal Investment Transaction Rules) for a detailed list of personal investment transactions which are exempted from the blackout period restrictions discussed above.

NOTE:  A breach of these rules may require an Access Person or Investment Person to reverse a trade.  All losses will be the obligation of the employee and profits may be disgorged.

(xvi)                        Sixty (60) Day Holding Period Requirement

Access Persons must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives.

HIMCO generally discourages short-term trading strategies, and Access Persons are cautioned that such strategies may inherently carry a higher risk of regulatory scrutiny.  Accordingly, the prohibition against short term trading is designed to minimize the possibility that Access Persons will capitalize inappropriately on the market impact of trades involving client transactions to which they may be privy.

In any event, excessive or inappropriate trading that interferes with job performance or compromises the duty that HIMCO owes to its clients and shareholders will not be tolerated.

Sixty (60) Calendar Day Holding Period Requirement

Except where otherwise noted herein, Access Persons are prohibited from transacting in the purchase and subsequent sale, or sale and subsequent purchase, of the same Security (e.g., the same CUSIP, SEDOL or ISIN) within sixty (60) calendar days.  Access Persons are also prohibited from achieving the same result by transacting in a related Security, such as an option, put or call.

Counting the Sixty (60) Day Holding Period

For purposes of counting the sixty (60) day holding period, the assumption is a last in, first out (LIFO) order of transaction in a particular Security.  The sixty (60) day holding period is measured from the date of the most recent purchase of shares.  Access Persons will be responsible for documenting that Securities have been held for at least sixty (60) days from the date of the most recent purchase pertaining to that Security.

NOTE:  A breach of these rules may require an Access Person to reverse a trade.  All losses will be the obligation of the Access Person and profits may be disgorged.

(xvii)                     Sixty (60) Day Holding Period Exemptions

See Section XVIII below (Summary of Personal Investment Transaction Rules) for a detailed list of personal investment transactions which are exempted from the sixty (60) day holding period requirement, including without limitation:

•                  HIG Securities purchased under the ESPP may, no more than one (1) time per offering period, be sold without regard to whether the sixty (60) day holding period has been satisfied (see Section IV.B.(i) above).

•                  Directed transactions involving shares of Hartford Sponsored Mutual Funds, such as rebalancing a 401k plan portfolio by exchanging shares in one Hartford Sponsored Mutual Fund for shares in another Hartford Sponsored Mutual Fund, are exempt from the sixty (60) day holding period requirement if effected within The Hartford’s 401k plan or an automatic salary deduction plan maintained with a Designated Broker-Dealer (see Section IV.B.(ii)(a) above).

•                  Directed transactions involving shares of Hartford Sponsored Mutual Funds are exempt from the sixty (60) day holding period requirement if effected within an automatic redemption plan maintained with a Designated Broker-Dealer, and automated redemptions of shares of Hartford Sponsored Mutual Funds under an automatic redemption plan (irrespective of whether the plan is effected through a Designated Broker-Dealer) are also exempt from the sixty (60) day holding period requirement (see Section IV.B.(ii)(b) above).

•                  Hartford Sponsored Mutual Funds consisting of money market or short-term bond funds (see Section IV.B.(ii)(c) above).

•                  Non-Hartford Sponsored Mutual Funds (see Section IV.B.(iv) above).

•                  Non-Hartford Plans (see Section IV.B.(v) above).

•                  Beneficial interests in Permitted ETFs and futures and options on Permitted ETFs (see Sections IV.B.(x) and (xiv) above).

•                  Foreign Exchange Trading Transactions in Permitted Currencies (see Section IV.B.(xiv) above).

•                  Short-term profits obtained in an Employee Related Account from the exercise of employee stock options and the concurrent sale of the underlying stock are exempt from the sixty (60) day holding period and are viewed as a form of employee compensation.

•                  To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities (e.g., acquisitions of Securities through stock dividends, dividend reinvestments, stock splits, etc.) are exempt from the sixty (60) day holding period.

•                  Managed Accounts are exempt from the sixty (60) day holding period.

(xviii)                  Excessive Personal Trading

Access Persons may not engage in excessive personal trading, as may be determined by the Chief Compliance Officer from time to time.  High volumes of personal trading may raise concerns that Access Persons’ energies and interests are not aligned with client interests.

Generally, excessive trading will be defined as more than 10 pre-cleared trades per quarter.  However, an Access Person may request an exemption from the Chief Compliance Officer (or his/her designee) if, for example, the Access Person is in the process of rebalancing an Employee Related Account.  In addition, please note that if an Access Person has multiple Employee Related Accounts, a trade in the same Security (in the same direction) for more than one of those Employee Related Accounts will only count as one trade so long as the trade is pre-cleared at the same time and executed on the same date for all accounts participating in the trade.

 V.                                4Personal Trading Procedures

A.                        SunGard Personal Trading Application (“SunGard PTA”)

HIMCO has implemented a pre-clearance and reporting application called SunGard PTA.  SunGard PTA allows Compliance to perform comprehensive surveillance activities and allows each Supervised Person to document his or her compliance with this Code.  Access Persons will be expected to use SunGard PTA for their personal trading activities.

B.                        Designated Broker-Dealers

Requirement to Maintain Employee Related Accounts with Designated Broker-Dealers

Except as otherwise provided herein, Access Persons must maintain all Employee Related Accounts with Designated Broker-Dealers.  HIMCO maintains a list of Designated Broker-Dealers, which is available on SunGard PTA as well as on HIMCO’s intranet site.

Exemptions

If an Immediate Family Member of an Access Person is employed in the financial services industry, such Immediate Family Member may be subject to a code of ethics (or its equivalent) adopted by their employer.  To the extent that an Immediate Family Member of an Access Person is subject to such a code and is by the terms thereof required to maintain personal brokerage accounts with broker-dealers who are not Designated Broker-Dealers, those personal brokerage accounts will be exempt from the requirement that all Employee Related Accounts be maintained with Designated Broker-Dealers.

Other exemptions include:

•                  Direct Investments in Hartford-Sponsored Mutual Funds (see Section IV.B.(ii) above).

•                  “Non-Hartford Sponsored Mutual Fund Only” Accounts (see Section IV.B.(iv) above).

•                  Non-Hartford Sponsored Mutual Fund Direct Investments (see Section IV.B.(iv) above).

•                  Non-Hartford Plans (see Section IV.B.(v) above).

•                  Stock Certificates in which a Beneficial Interest was acquired prior to January 1, 2008 (see Section IV.B.(vii) above).

•                  Managed Accounts.

C.                        Duplicate Confirmations and Account Statements

Access Persons must direct their brokers to provide duplicate copies of confirmations and account statements to Compliance for all Employee Related Accounts.

Each Designated Broker-Dealer has agreed, to the extent that an executed “Consent for Duplicate Statements and Confirmations” is delivered by or on behalf of the pertinent account holder, to provide Compliance with electronic confirmations and account statements for each Employee Related Account maintained with such Designated Broker-Dealer.  To that end, all Employees are required to execute and deliver to Compliance within 10 days of beginning employment with HIMCO a “Consent for Duplicate Statements and Confirmations” (available on SunGard PTA).

Certain Designated Broker-Dealers also require that employees sign an additional form before they will provide electronic transaction and holdings data to Compliance.  Compliance will notify Employees who are required to complete this additional paperwork, which is available on SunGard PTA.

D.                        Account Identification and Terminated Accounts

Access Persons must notify Compliance within ten (10) business days of opening any new Employee Related Account by manually entering the following account information into SunGard PTA:

•                  Name of Broker/Broker code

•                  Account number

•                  Account type

•                  Name of account holder

•                  Date account opened

•                  Home address

Access Persons are responsible for ensuring that at all times Compliance has a current and accurate list of their Employee Related Accounts (including the timely removal of terminated or closed accounts).

Upon joining HIMCO, new Access Persons are required to disclose all of their Employee Related Accounts to Compliance and must carry out the instructions provided to conform such accounts, if necessary, to HIMCO’s policies.

On an annual basis, all Access Persons will be asked to acknowledge and certify that they have disclosed all of their Employee Related Accounts to Compliance.

Under no circumstance is an Access Person permitted to open or maintain any Employee Related Account that is undisclosed to Compliance.

VI.                    Pre-Clearance

A.                        Pre-Clearance Requirements

All investment transactions in Securities in an Employee Related Account must be pre-cleared unless the investment transaction falls into one of the exempt pre-clearance categories listed in Section XVIII below (Summary of Personal Investment Transaction Rules).

An approval to trade is only valid on the day it is received (other than for Private Placements, as noted below).  Except as noted below, an approval must be received for every transaction.

Please see Section XVIII (Summary of Personal Investment Transactions Rules) for a detailed list of personal investment transactions which are exempted from the pre-clearance requirement, including without limitation:

•                  Regularly scheduled purchases of HIG Securities pursuant to the ESPP (including the initial election to participate in the plan and any subsequent changes in the Access Person’s level of participation in the ESPP) (see Section IV.B.(i) above).

•                  Regularly scheduled purchases of shares of Hartford Sponsored Mutual Funds pursuant to The Hartford’s 401k plan or an automatic salary deduction plan effected through a Designated Broker-Dealer (the exemption from pre-clearance also applies to the initial election to participate in the plan, any subsequent changes in the Access Person’s level of participation in the plan, any changes in allocations to various Hartford Sponsored Mutual Funds available under the plan, and any directed trades, such as rebalancing a 401k plan portfolio by exchanging shares in one Hartford Sponsored Mutual Fund for shares in another Hartford Sponsored Mutual Fund, within the plan) (see Section IV.B.(ii)(a) above).

•                  Regularly scheduled purchases of shares of Hartford Sponsored Mutual Funds pursuant to an automatic salary deduction plan which is not effected through a Designated Broker-Dealer (but pre-clearance is required for for any directed trades within the plan) (see Section IV.B.(ii)(a) above)

•                  Regularly scheduled redemptions of Hartford Sponsored Mutual Funds pursuant to an automatic redemption plan (such as automated redemption of fund shares made from a 529 Plan) effected through a Designated Broker-Dealer (the exemption from pre-clearance also applies to the initial election to participate in the plan, any subsequent changes in the Access Person’s level of participation in the plan and any directed trades within the plan) (see Section IV.B.(ii)(b) above).

•                  Regularly scheduled redemptions of Hartford Sponsored Mutual Funds pursuant to an automatic redemption plan which is not effected through a Designated Broker-Dealer (but pre-clearance is required for any directed trades within the plan) (see Section IV.B.(ii)(b) above).

•                  Investments in Hartford Sponsored Mutual Funds which are either money-market funds or short-term bond funds (see Section IV.B.(ii)(c) above).

•                  Investments in Non-Hartford Sponsored Mutual Funds (see Section IV.B.(iv) above).

•                  Non-Hartford Plans (see Section IV.B.(v) above).

•                  Regularly scheduled purchases of Securities pursuant to DRIPs (but the initial election to participate in the plan is subject to pre-clearance) (see Section IV.B.(vi) above).

•                  Transactions in Permitted ETFs (see Section IV.B.(x) above).

•                  Short sales of Permitted ETFs and Permitted Currencies (see Section IV.B(xi) above).

•                  Options or futures on Permitted ETFs (see Section IV.B.(xiv) above).

•                  Foreign Exchange Trading transactions for any Permitted Currencies (see Section IV.B(xiv) above).

•                  Transactions in Managed Accounts.

B.                        Pre-Clearance Procedures

An Employee’s ability to engage in personal trading is a privilege and not a right.  Compliance will endeavor to respond to pre-clearance requests as soon as possible.  However, Compliance obligations related to the firm’s business take precedence over an Employee’s pre-clearance request.  In addition, depending on the complexity related to the security that an Employee wishes to purchase or sell, it may take Compliance time to research and analyze the pre-clearance request.  Accordingly, Employees should submit all pre-clearance requests at least one hour prior to the market’s close.

Pre-clearance must be obtained by submitting a request to Compliance via SunGard PTA.  No investment transaction subject to pre-clearance may be effected prior to receipt of written authorization of the transaction by Compliance.   The authorization and the date of authorization will be reflected in the pre-clearance reply (which will be sent via e-mail and/or shown on the SunGard PTA system).

Access Persons are responsible for ensuring that a proposed transaction does not violate HIMCO’s policies or applicable securities laws and regulations by virtue of the Access Person’s responsibilities at HIMCO or the information that he or she may possess about the Securities’ issuers.

Pre-clearance approvals are valid only for the day on which they are issued (other than for Private Placements, as noted below).  Unless otherwise specified, authorization shall be effective until the earlier of:  (1) the close of the New York Stock Exchange on the day the authorization is given (typically 4:00 PM Eastern Time) or (2) until an Access Person discovers that the information provided in response to the pre-clearance questions is no longer accurate.

For purposes of direct investments in Hartford Sponsored Mutual Funds, the effectiveness of a pre-clearance authorization is measured against the date on which irrevocable action to initiate the transaction is made (e.g., mailing a completed application or payment check, providing instructions on the www.hartfordinvestor.com website, making a phone call, etc.), and not necessarily the date on which the transaction is consummated.

For purposes of directed trades involving Hartford Sponsored Mutual Funds within an automatic salary deduction plan or an automatic redemption plan which is not effected through a Designated Broker-Dealer, the effectiveness of a pre-clearance authorization will be measured against the date on which application documents are submitted to the plan administrator, and not the date on which the application is ultimately acted upon by the plan’s administrator.

Pre-Clearance Factors Considered:

Before deciding whether to authorize an Access Person’s request for an investment transaction in a particular Security, Compliance will consider certain factors including (but limited to):  information reported in the pre-clearance questions (which vary depending upon the Employee’s Code of Ethics category status and include, among other questions, asking whether the Employee has any material non-public information about the security and whether the Employee is aware of specific trading restrictions under this Code), the type of Security, prohibited transactions, the Access Person’s code of ethics title, applicable holding periods, restricted Security lists, Advisory Account trade activity and pending orders.

Pre-Clearance Requests for Transactions in Non-U.S. Markets:

Any approvals for Non-U.S. Markets are valid until the next U.S. trading day which begins at 9:30am EST.  Orders not executed overnight will require a new pre-clearance approval.

Pre-Clearance for Private Placements

Private Placements are subject to pre-clearance.  Upon approval of the transaction, pre-clearance will remain in effect for a reasonable period as determined by the Chief Compliance Officer (or his/her designee), but not to exceed 90 days (See Private Placements — Section IV.B.(ix) above.)

All Orders Given to Brokers Good For One Day

Other than Non-U.S. Markets (as per the above), each new request for pre-clearance must be submitted if an order is not filled by the close of the New York Stock Exchange on the day the authorization is given (typically 4:00 PM Eastern Time).  This means that all orders given to brokers are good for one day only and must be communicated to an Access Person’s brokers as such.

NOTE:  A breach of these rules may require an Access Person to reverse a trade.  All losses will be the obligation of the Access Person and profits may be disgorged.

Access Persons are responsible for all consequences resulting from cancelled employee trades that were not processed in accordance with this Code or any related policies adopted by The Hartford.  Access Persons are personally responsible for ensuring that the proposed transaction does not violate HIMCO’s policies or applicable securities laws and regulations by virtue of the Access Person’s responsibilities or information he or she may possess about the Securities or their issuer.

VII.                Reporting and Certification Requirements

Reporting requirements apply to all Access Persons for all Employee Related Accounts.  The Chief Compliance Officer (or his/her designee) shall be responsible for reviewing all reports required under Section VII of this Code.

A.                        Initial Personal Securities Accounts and Holdings Report

Rule 204A-1(b)(1)(ii)(A) of the Advisers Act requires that Access Persons disclose to Compliance, within 10 days of beginning employment with HIMCO, a schedule indicating their Employee Related Accounts and any Securities holdings in which they have a Beneficial Interest (in each case, that are required to be reported as described in this Code - see Section XVIII below (Summary of Personal Investment Transaction Rules) for a detailed list of exemptions from the reporting requirement).  The information provided must be current as of a date no more than 45 days prior to the date on which the person becomes an employee of HIMCO.

If no Employee Related Accounts and/or Securities are held, an Access Person must indicate this in the initial report.  Access Persons must utilize SunGard PTA to complete their reporting obligations.

Access Persons who fail to file within the SEC’s 10 calendar day deadline will, at a minimum, be prohibited from engaging in personal trading until the required filings are made.  Failure may also give rise to other sanctions.

The Initial Report of Employee Related Accounts

The Initial Report of Employee Related Accounts shall include disclosure of the following information for each such account:

•                  Name of Broker/Broker code

•                  Account number

•                  Account type

•                  Name of account holder

•                  Date account opened

•                  Home address

The Initial Holdings Report

The initial holdings report must contain, at a minimum, the following information for each Security in which the Access Person has any Beneficial Interest:

•                  Title and Type of Security

•                  Security identifier (CUSIP, Symbol, ISIN, RIC, Ticker)

•                  # of shares or principal amount

•                  Interest rate and maturity date

•                  Name of Broker/Broker code

•                  Account number

•                  As of date (date of last account statement)

as well as the date the Access Person submitted the report.  Employees of The Hartford that are transferring into HIMCO will need to disclose their Hartford 401k funds, any deferred compensation, common shares of HIG Securities held in the ESPP, or any other accounts invested in Hartford Sponsored Mutual Funds.

B.                                    Quarterly Transactions Report

Rule 204A-1(b)(2)(ii) of the Advisers Act requires that a quarterly record of all executed personal securities transactions (that are required to be reported as described in this Code — see Section XVIII below (Summary of Personal Investment Transaction Rules) for a detailed list of exemptions from the reporting requirement) be submitted by each Access Person within 30 calendar days after the end of each calendar quarter.  To comply with these SEC rules, Access Persons must file a quarterly personal securities transaction report.

If no Securities were transacted, the Access Person must indicate this in the quarterly report.

Access Persons that fail to file within the SEC’s 30 calendar day deadline will, at a minimum, be prohibited from engaging in personal trading until the required filings are made and may be subject to other sanctions.

At the end of each calendar quarter, Access Persons will receive an email from Compliance regarding their quarterly reporting obligations.  Access Persons must utilize SunGard PTA to complete their reporting obligations.

•                  Transactions executed during the quarter with a Designated Broker-Dealer will be displayed on the Access Person’s reporting screen in SunGard PTA and must be affirmed if they are accurate.  If not, the Access Person is responsible for modifying as appropriate.

•                  Any transactions that are executed outside of a Designated Broker-Dealer will need to be entered manually into SunGard PTA by the Access Person.

As noted above, any transactions that are executed outside of a Designated Broker-Dealer and not captured electronically must be entered manually by Access Persons into SunGard PTA, and hard copy confirmations and account statements must be provided to Compliance within ten (10) business days of receipt by the Access Person.  The data manually entered into SunGard PTA must contain, at a minimum, the following information for each transaction:

•                  Trade date

•                  Security name/title

•                  Security identifier (Symbol, CUSIP, Sedol, RIC Code, ISIN)

•                  Interest rate and maturity date

•                  Quantity (number of shares or principal amount)

•                  Transaction type

•                  Price

•                  Name of Broker/Broker code

•                  Account number

as well as the date the Access Person submitted the report.

In the event that an Access Person resigns or is terminated, he or she must provide Compliance copies of the quarterly statements for all of their Employee Related Accounts for which Compliance was not receiving information from the broker-dealer electronically through the end of the quarterly period immediately following the date of their termination or resignation.  Upon an Access Person’s resignation or termination, Compliance will instruct such Access Person’s Designated Broker-Dealer(s) to discontinue electronic feeds of account information within ninety (90) days of the date of resignation or termination.

C.                        Annual Report of Accounts and Holdings

Rule 204A-1(b)(1)(ii)(B) of the Advisers Act requires that each Access Person report, on an annual basis, a schedule indicating his or her Employee Related Accounts and any Securities holdings in which he or she has a Beneficial Interest in each case, that are required to be reported as described in this Code — (see Section XVIII below (Summary of Personal Investment Transaction Rules) for a detailed list of exemptions from the reporting requirement) as of December 31 of each year within 45 days after the end of the year.  If no Employee Related Accounts or Securities are held, an Access Person must indicate this in their reports.  Access Persons must utilize SunGard PTA to complete their reporting obligations.

All Employee Related Accounts maintained with a Designated Broker-Dealer will be displayed on the Access Person’s reporting screen in SunGard PTA and must be affirmed if they are accurate.  If not, the Access Person is responsible for modifying as appropriate.  Any holdings that are not with a Designated Broker-Dealer will need to be entered manually into SunGard PTA by the Access Person.

Employee Related Accounts:  Reports for Employee Related Accounts shall include disclosure of the following information for each such account:

•                  Broker name/Broker code

•                  Account number

•                  Account type

•                  Name of account holder

•                  Date account opened

•                  Home address

Annual Account Holdings:  Reports must include the following:

•                  Title and Type of Security

•                  Security identifier (CUSIP, Symbol, ISIN, RIC, Ticker)

•                  # of shares or principal amount

•                  Interest rate and maturity date

•                  Name of Broker/Broker code

•                  Account number

•                  As of date (date of last account statement)

as well as the date the Access Person submitted the report.

Non-Hartford Related Plans:  All Non-Hartford Plans (e.g., non-Hartford 401k, 403b, 529 (systematic investment plans)) also must be disclosed annually.  Access Persons must provide Compliance (via SunGard PTA) with annual disclosure of the plan’s existence.  As long as the accounts hold only Non-Hartford Sponsored Mutual Funds, Access Persons will not be required to report the names of the funds or the dollar amount invested, and instead must simply report the existence of the account and the date established.

However, if a Non-Hartford Plan allows for the purchase of Hartford Sponsored Mutual Funds, then Access Persons will be required to provide Compliance with a copy of the quarterly statement for each such Non-Hartford Plan.  Employees with a Beneficial Interest in such plans may also be subject to such additional reporting obligations as the Chief Compliance Officer may from time to time determine are necessary.

Moreover, if a Non-Hartford Plan is self-directed and affords the Access Person discretion to freely trade Securities, then the Non-Hartford Plan will be subject to: (a) pre-clearance; (b) a sixty (60) day holding period requirement; (c) the restricted list discussed in Section IV.B.(xii) above; (d) the blackout period restrictions discussed in Section IV.B.(xv) above; (e) initial and annual holdings reporting and quarterly transaction reporting; and (f) the requirement that the investment must be held in an Employee Related Account maintained with a Designated Broker-Dealer.

D.                        Account Identification and Termination

As required under Section V.D. above, Access Persons must notify Compliance within ten (10) business days of opening any new Employee Related Account by manually entering the following account information into SunGard PTA:

•                  Name of Broker/Broker code

•                  Account number

•                  Account type

•                  Name of account holder

•                  Date account opened

•                  Home address

Access Persons are responsible for ensuring that at all times Compliance has a current and accurate list of their Employee Related Accounts (including the timely removal of terminated or closed accounts).

VIII.  Initial and Annual Certifications and Acknowledgments

Employees are required to certify the following to Compliance (via SunGard PTA): (a) initially, upon commencement of employment with HIMCO (within no more than 10 days after the Employee’s start date); (b) annually (by no later than February 14th of each year); and (c) as from time to time requested by Compliance (such as in connection with an amendment to this Code):

(i)                                     that they have received, read and understood this Code of Ethics;

(ii)                                  that, if they are categorized as Access Persons for purposes of this Code, they have disclosed all Employee Related Accounts to Compliance (and that, if they have no Employee Related Accounts, they have attested to that fact);

(iii)                               that they have received, read and understood HIMCO’s Receipt and Use of Confidential Information, Material Non-Public Information, and Insider Trading Policies and Procedures;

(iv)                              that they have completed an annual Employee Disclosure Form (available on SunGard PTA);

(v)                                 that they have completed an Outside Business Activities Annual Disclosure form (available on SunGard PTA) and, in completing such form, they have outlined any real, apparent or potential conflicts of interest contrary to the spirit of this Code of Ethics;

(vi)                              that they have completed the Connecticut and Maryland (if applicable) Political Contributions forms (available on SunGard PTA) and that, if no political contributions were made, they attested to that in the forms;

(vii)                           that they have received, read and understood HIMCO’s Gift and Business Entertainment Policy and Procedures;

(viii)                        that they have either (a) attended initial Compliance training (in the case of an initial certification) or (b) attended Employee Compliance training during the year identified in the certification (in the case of an annual certification);

(ix)                                that they have disclosed whether any of their immediate family members (their spouse/domestic partner, or any of their parents, siblings or children) hold positions as directors or executive officers of any public company.  Compliance may place limitations on an Access Person’s investment activities in the event an Access Person’s immediate family member holds such a position. Current SEC expectations require HIMCO to collect such data; and

(x)                                   any other certifications that may be required in the future

IX.                                Outside Business Activities, Gift And Entertainment, Political Contributions

A.                        Outside Business Activities

HIMCO expects its Employees to devote their full attention to the business of HIMCO.  In addition, no one may make use of their position as an Employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the Employee’s personal interests and the interests of HIMCO or its clients.

Outside Business Activities are defined as activities outside of your employment with HIMCO for which you may or may not receive compensation (for example, money, gifts, stock, etc.), including employment with an unaffiliated public or private company (regardless of compensation), or a board, trustee, or committee position with a public, private, non-profit organization or advisory council.  Outside Business Activities do not include volunteer work where an employee participates but does not hold a formal position.

An Employee must obtain the written approval of the Chief Compliance Officer (or his/her designee) prior to an Employee personally:

(i)                                     Serving as a director, officer, general partner or trustee of, or as a consultant to, or holding any committee position with, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations.

Such a determination will be based on whether or not the activities are consistent with the interests of HIMCO and its clients.

Employees serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company and are generally prohibited from trading in Securities issued by the company on whose board they sit.  Specific reference is made to HIMCO’s Receipt and Use of Confidential Information, Material Non-Public Information and Insider Trading Policies and Procedures, which is accessible on the HIMCO intranet and which applies to client transactions as well as to personal transactions.  Individuals serving on a board of directors will periodically present updates on such information to the Chief Compliance Officer (or his/her designee) for review and approval.

(ii)                                  Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of HIMCO or an Advisory Account) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest (for the avoidance of doubt, this provision is not intended to preclude an Employee from filing a proof of claim in a class action lawsuit).

(iii)                               Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies (for the avoidance of doubt, this provision is not intended to encompass a purchase of shares in a residential cooperative).

(iv)                              Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than from HIMCO, whether as a fee, commission, bonus or other consideration such as stock, options or warrants, except for serving as administrator of a friend’s or family member’s estate.

(v)                                 Joining an Investment Club or other group which pools the participants’ money to make investments.  Please note that pre-approval is also required before any of the Employee’s Immediate Family Members may join an Investment Club.

The Chief Compliance Officer must obtain the written approval of the Chief Operating Officer before the Chief Compliance Officer can participate in any of the activities listed in IX.A(i)-(v), above.

Employees must report any outside business activity to Compliance.

In addition, Employees must immediately notify Compliance to the extent that they participate, either as a plaintiff, defendant or witness, in any commercial or securities litigation or arbitration (this provision is not intended to encompass personal litigation, such as personal injury litigation).

B.                        Gifts and Entertainment

Employees may not accept or provide gifts, travel or entertainment that would create or appear to create a conflict with the interests of HIMCO’s clients or have a detrimental impact on HIMCO’s reputation.

Accepting or providing gifts and entertainment must be in accordance with HIMCO’s Gift and Business Entertainment Policy and Procedures. Employees are required to report Gifts and Entertainment on HIMCO’s Gift and Reporting System at http://himcoweb/gifts/ .

C.                        Rules for Dealing with Governmental Officials and Political Contributions

Neither HIMCO nor any Employees may make any political contributions that intentionally or unintentionally may have the perceived effect of influencing whether a government entity, official, or candidate (1) hires or retains HIMCO or an affiliate as investment adviser; (2) invests or maintains an investment in any fund advised or subadvised by HIMCO or an affiliate; or (3) influences HIMCO’s access to or allocation of securities issued by that governmental entity.

Employees are permitted to make personal political contributions to the Hartford Advocates Fund, the PAC established by The Hartford.  From time to time, and at least annually, Employees must disclose their personal political contributions made to candidates within certain states.  All Employees must annually disclose any contributions to candidates in Connecticut, and semi-annually all HIMCO officers (Employees with titles of Assistant Vice President and above) must disclose any contributions to candidates in Maryland.

X.                                    Requests for Personal Trading Exemptions

A.                                    General Requests

The Chief Compliance Officer (or his/her designee) can grant exemptions from the personal trading restrictions in this Code on a case-by-case basis as long as no abuse or potential abuse is involved.  The decision may be based on a determination that a hardship exists and/or the transaction for which an exemption is requested would not result in a conflict with our clients’ interests or violate any other policy embodied in this Code.  In all transactions involving such requests, Access Persons should, however, conform to the spirit of this Code and avoid any activity which might appear to conflict with the interests of HIMCO’s clients or with the Access Person’s position within HIMCO.

Other factors that may be considered include:

•                  The size and holding period of the Access Person’s position in the Security,

•                  The market capitalization of the issuer,

•                  The liquidity of the Security,

•                  The amount and timing of client trading in the same or a related Security, and

•                  Other factors, including the underlying reason for the Access Person’s request.

Any Access Person seeking an exemption should submit a written request to the Chief Compliance Officer (or his/her designee) setting forth the provision of this Code from which an exemption is sought, the nature of the hardship along with any pertinent facts and reasons why the Access Person believes that the exemption should be granted.  Access Persons are cautioned that exemptions are intended to be exceptions, and repetitive requests for exemptions by an Access Person are not likely to be granted.

Records of the approval or exemptions and the reasons for granting exemptions will be maintained by the Compliance Department.

XI.                                Initial and Annual Compliance Training

Within 10 days of joining HIMCO, all new Employees (including Employees joining HIMCO from other affiliated companies of The Hartford) must attend Compliance training.  The training includes a discussion of this Code’s requirements.  On an annual basis, all Employees are required to participate in annual Compliance training.  The annual training session also includes a section on this Code’s requirements.

XII.                            Interpretation of this Code

Questions regarding the interpretation of this Code, or questions related to specific situations, should be directed to the Chief Compliance Officer (or his/her designee).  The Chief Compliance Officer shall have the right to make final and binding interpretations of this Code.

Any questions regarding the applicability, meaning or administration of this Code shall be referred in advance of any contemplated transaction to the Chief Compliance Officer (or his/her designee).

A.                        Confidentiality, Review of Information and Reports

All information and reports filed in accordance with this Code will be maintained and, subject to the following, kept confidential by the Compliance Department.  Information and reports will be reviewed by the Chief Compliance Officer (or his/her designee).  HIMCO may request other reports and certifications from Supervised Persons, Access Persons and Investment Persons as may be deemed necessary to comply with applicable regulations and industry best practices.  In addition, certain information and reports will be shared with third parties (such as SunGard) as required in connection with the administration of this Code, and may be made available to HIMCO’s auditors and legal advisors, governmental and securities industry agencies with regulatory authority over HIMCO, and to other third parties as required under applicable law or regulation.  In addition, in some cases general information regarding the extent of personal trading of individuals associated with an Advisory Account (but not personally identifiable information) may be made available to a client.

XIII.  The Investment Law Group will Monitor the Personal Trading Activities of the Compliance Department Personnel

Each quarter the Chief Compliance Officer (or his/her designee) will meet with the Chief Legal Officer (or his/her designee) to review the certifications, personal trading transactions, and holdings of the Compliance Department employees.

XIV.                       Violations of this Code of Ethics and Sanctions

Compliance with this Code is expected and violations of its provisions are taken seriously.  Employees must recognize that compliance with this Code is a condition of employment with HIMCO and a serious violation of this Code or related policies may result in dismissal.

Because many provisions of this Code also reflect provisions of the U.S. securities laws, Employees should be aware that violations could lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.

The Compliance Department is responsible for monitoring compliance with this Code.  Upon the discovery of a violation of this Code, the Chief Compliance Officer will be notified.  The CCO must review all violations of the Code and oversee any appropriate investigations and subsequent response. Violations of this Code and any sanctions imposed are reported periodically by the Chief Compliance Officer to the HIMCO Risk Committee, and may also be reported to the President of HIMCO and the Director of Compliance of The Hartford.

Compliance will send notification of the violation to the Employee and his/her supervisor. Sanctions may include additional code of ethics training, a letter of reprimand in the Enployee’s personnel file, fines, compelled sales, forfeiture of profits, bonus reduction, suspension of trading privileges, as well as suspension or termination of employment, or any other penalty deemed appropriate.  Violations and suspected violations of civil and criminal laws may be reported to the appropriate regulatory agencies, criminal law authorities, or both, as HIMCO determines appropriate in its discretion.

Pursuant to Rule 204A-1(a)(4) of the Advisers Act, if an Employee becomes aware of a violation of this Code of Ethics, they have an obligation to report the matter promptly to the Chief Compliance Officer.

XV.                           Recordkeeping

HIMCO will maintain the following records,  which shall be available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination, and shall be retained for a period of not less than seven (7) years after the end of the fiscal year in which the report was made or the information was provided (the first two of which shall be in an easily accessible place at HIMCO’s principal office):

(i)                                     A copy of this Code and of each predecessor of this Code that was in effect at any time within the previous seven (7) years;

(ii)                                  A record of any violation of this Code, and of any action taken as a result of the violation;

(iii)                               Copies of all written acknowledgements of receipt of this Code for each Access Person who is currently, or who was within the past five years, an Access Person;

(iv)                              A copy of each report made by an Access Person pursuant to this Code, including any Duplicate Broker Report submitted on behalf of that Access Person;

(v)                                 A list of the names of all persons who are currently, or within the past five (5) years were, Access Persons and/or otherwise required to make reports pursuant to this Code and the names of all persons who are or were responsible for reviewing the reports of those Access Persons, together with a list of all Investment Personnel and Supervised Persons for the same period;

(vi)                              A copy of each report given to any Mutual Fund Board of an Advisory Client;

(vii)                           A copy of each report given to the Director of Compliance of The Hartford;

(viii)                        A waiver and exception log; and

(ix)                                A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of a beneficial ownership interest in any Security in an Initial Public Offering or in a Private Placement.

XVI.                       Related Policies and Procedures

Client Complaint Policy and Procedures

Form ADV and Disclosure of Disciplinary Information Policy and Procedures

Gift and Business Entertainment Policy and Procedures

Paid Time Off (PTO) Requirements for Employees with Sensitive Positions Policy & Procedures

Portfolio Holdings Disclosure Policy and Procedures

Privacy Policy and Procedures

Receipt and Use of Confidential Information, Material Non-Public Information, and Insider Trading Policies and Procedures

Suitability Determination (Product and Investment) Policy and Procedures

XVII.                   Regulatory Authority

Investment Advisers Act of 1940, Rule 204A-1

Investment Company Act of 1940, Rule 17j-1

XVIII.               Summary of Personal Investment Transactions Rules

Security	Subject to Disclosing Account within 10 days	Initial Holdings Reporting Required	Annual Holdings Reporting Required	Subject to Pre- Clearance	Subject to quarterly Reporting of Transactions	60-Day Holding Period	Black Out Period (AP 1 Day) (IP 14 Day)	Requires Designated Broker
Equity Securities
Stocks (Common and Preferred)	Yes	Yes	Yes	Yes	Yes	Yes	Yes (except for S&P 100 equity securities)	Yes
The Hartford Employee Stock Purchase Plan (ESPP)	Yes	Yes	Yes	No (Initial set up and subsequent changes in level of participation) Yes (Sales of stock purchased pursuant to ESPP)	No, unless Directed Sales	Yes (From Date of Last Purchase) Note: Allow 1 sale per offering period w/o holding period	Yes (Directed Sales) No (Automated Plan) Note: Subject to The Hartford’s Blackout rules	Yes Note: Through Hartford’s benefits provider, Fidelity
Depository Receipts	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Warrants (Public or Private)	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes

Security	Subject to Disclosing Account within 10 days	Initial Holdings Reporting Required	Annual Holdings Reporting Required	Subject to Pre- Clearance	Subject to quarterly Reporting of Transactions	60-Day Holding Period	Black Out Period (AP 1 Day) (IP 14 Day)	Requires Designated Broker
Rights (Public or Private)	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes

Corporate Actions To the extent acquired from the issuer, purchases affected upon the exercise of rights issued pro rata to all the holders of a class of Securities (acquisitions of securities through stock dividends, dividend reinvestment, stock splits, etc.)

	Yes	Yes	Yes	No	Yes	No	No	Yes
ETFs
Compliance Approved List of Permitted ETF’s	Yes	Yes	Yes	No	Yes	No	No	Yes
Not on Compliance List of ETF’s	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Bonds
Purchases and sales of U.S. Government bonds that are direct obligations of the U.S. Treasury;	No	No	No	No	No	No	No	No
High quality short-term debt instruments, including bankers acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements;	No	No	No	No	No	No	No	No
U.S. Government Agency Bonds and Notes (Not Guaranteed by the U.S. Treasury)	Yes	Yes	Yes	Yes	Yes	Yes	No	Yes
Corporate Bonds & Notes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Municipal Bonds & Notes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Convertible Bonds	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Mortgage Backed Securities	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Asset Backed Securities	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Structured Notes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Private Placements	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Non U.S. Government Debt Security	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Cross Trades
Cross Trades	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited

Security	Subject to Disclosing Account within 10 days	Initial Holdings Reporting Required	Annual Holdings Reporting Required	Subject to Pre- Clearance	Subject to quarterly Reporting of Transactions	60-Day Holding Period	Black Out Period (AP 1 Day) (IP 14 Day)	Requires Designated Broker
Short Sales
Permitted Currencies (AUD, CAD, CHF, EUR, GBP, JPY)	Yes	Yes	Yes	Yes	Yes	No	No	Yes
ETF’s on Compliance list	Yes	Yes	Yes	Yes	Yes	No	No	Yes
Indices on Compliance list (and Futures and Options thereon)	Yes	Yes	Yes	Yes	Yes	No	No	Yes
All other Short Sales (including buying puts or selling calls) where don’t own security long and not part of hedging strategy	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited
Options, Futures, and Foreign Exchange
Options or Futures on specific Securities	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Options or Futures on ETF’s and Indices not on Compliance approved list	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Options or Futures on ETF’s and Indices on Compliance approved list ETF list	Yes	Yes	Yes	No	Yes	Yes	No	Yes
Permitted Currencies (AUD, CAD, CHF, EUR, GBP, JPY)	Yes	Yes	Yes	No	Yes	No	No	Yes
All other currencies	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Private Investments
Private Placements	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Direct with Issuer
Dividend Reinvestment Plans (DRIPS)	Yes	Yes	Yes	Yes, for initial set up and Directed Trades only	Yes, for Directed Trades	Yes, for Directed Trades	Yes, for Directed Trades	Yes Note: Accounts in existence as of 12/31/2007 will not need to move to a designated BD.
Stock Certificates	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes Note: Accounts in existence as of 12/31/2007 will not need to move to a designated BD.
Managed Accounts
Managed Accounts: Transactions effected in any account in which the employee has no direct or	Yes	No	No	No	No	No	No	No

Security	Subject to Disclosing Account within 10 days	Initial Holdings Reporting Required	Annual Holdings Reporting Required	Subject to Pre- Clearance	Subject to quarterly Reporting of Transactions	60-Day Holding Period	Black Out Period (AP 1 Day) (IP 14 Day)	Requires Designated Broker
indirect influence or control (i.e. non-discretionary, managed accounts); Accounts managed under the exclusive direction of an outside money manager;
Initial Public Offerings (IPO)
IPOs	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited
Closed End Mutual Funds
Non-Hartford Sponsored Closed-End Funds	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Hartford Closed-End Funds (Currently Hartford Income Shares Closed End Fund and Montgomery Street Income Shares Fund)	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited	Prohibited
Non-Hartford Sponsored Regulated Funds
Non-Hartford Sponsored Mutual Funds (irrespective of vehicle and account allows purchase of other Securities)	Yes	Yes	Yes	No	No	No	No	Yes
Non-Hartford Sponsored Mutual Fund Direct Investments	Yes	No	No	No	No	No	No	No
Non-Hartford Sponsored Mutual Fund Only Employee Related Account	Yes	No	No	No	No	No	No	No
Non-Hartford Plans (Sponsored 401k, 403(b), 529, and Non-Hartford ESPP)	Yes	No	No	No	No, as long as account does not allow purchase of Hartford Sponsored Mutual Funds (Quarterly stmt would be required)	No	No	No
Hartford Sponsored Mutual Funds (subject to the Plan prospectus requirements);
Direct investments in Money Market Funds or equivalent (e.g. Short Term Bond Funds)	Yes	Yes	Yes	No	Yes	No	No	No
401k Plan , Deferred Compensation	Yes	Yes	Yes	No (but must provide notification of joining plan)	Yes	No	No	Yes Note: Through Hartford’s benefits provider,

Security	Subject to Disclosing Account within 10 days	Initial Holdings Reporting Required	Annual Holdings Reporting Required	Subject to Pre- Clearance	Subject to quarterly Reporting of Transactions	60-Day Holding Period	Black Out Period (AP 1 Day) (IP 14 Day)	Requires Designated Broker
Fidelity
529 Plans, Variable Annuity and Life Products	Yes	Yes	Yes	No, if automatic salary deduction plan (but must provide notification of joining plan)	Yes	Yes (from Date of Last Purchase)	No	Yes if within brokerage account or can purchase direct from state or issuer